Exhibit 99.1

38 Corporate Circle Albany, NY 12203 www.twec.com

	Contact:	Contact:
	Trans World Entertainment	MWW Group
	John J. Sullivan	Peter Gau
	EVP, Chief Financial Officer	(pgau@mww.com)
	(518) 452-1242 ext. 7400	(201) 964-2377 NEWS RELEASEE

TRANS WORLD ENTERTAINMENT REPORTS A 12% DECLINE IN COMPARABLE STORE SALES FOR THE 2007 HOLIDAY SEASON

Albany, NY, January 10, 2008 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 12% for the nine-week period ended January 5, 2008. For the five-week period ended January 5, 2008, comparable store sales decreased 13%. Total sales for the nine-week period were $378 million compared to $469 million for the same period last year, a decrease of 19%. Total sales for the five-week period decreased 24% to $264 million compared to $348 million for the same period last year. The Company operated 14% fewer stores, on average, during the nine-week period as compared to last year.

“Sales for the holiday season were well below our expectations,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “As a result, we expect to report a net loss for fiscal 2007 in a range of $15 to $20 million.”

For the eleven-month period ended January 5, 2008, comparable store sales decreased 9%. Total sales for the period decreased 12% to $1.192 billion compared to $1.353 billion during the same period last year.

Trans World will host a teleconference call today, Thursday, January 10, 2008, at 10:00 AM ET to discuss its holiday sales results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates over 900 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.